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Exhibit 23.1

Independent Auditors' Consent

We consent to incorporation by reference in the registration statements (no. 333-10069, 333-81274, 333-105041 and 333-111895) of our report dated February 17, 2004, relating to the consolidated balance sheet of Guess?, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Guess?, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and other Intangible Assets," in 2002.

/s/ KPMG LLP
Los Angeles, California March 10, 2004

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Independent Auditors' Consent